Exhibit 2.2


              AMENDMENT NO. 1 TO THE SHARE PURCHASE AGREEMENT

      This AMENDMENT NO. 1, dated as of June 3,1999 (this "Amendment"), by and between Johnstown America Industries, Inc., a Delaware corporation ("Seller"), and Rabbit Hill Holdings, Inc., a Delaware corporation ("Buyer"), amends the Share Purchase Agreement, dated as of May 10, 1999 (the "Share Purchase Agreement"), by and between Seller and Buyer.

                                  RECITALS

      WHEREAS, Buyer and Seller are currently parties to the Share Purchase Agreement;

      WHEREAS, the parties hereto wish to amend the Share Purchase Agreement as herein provided;

      NOW, THEREFORE, in consideration of the foregoing premises and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto agree as follows:

      1. Defined Terms. Capitalized terms which are used but not defined herein shall have the meaning ascribed to such terms in the Share Purchase Agreement.

      2.  Amendments to Share Purchase Agreement

            (A) The first sentence of Section 1.2 of the Share Purchase Agreement is hereby amended by deleting the amount "$110" and replacing such amount with
$109".

            (B) The first sentence of Section 1.2 of the Share Purchase Agreement is further amended by deleting that portion of the first sentence marked with "(ii)" and replacing such portion with the following:

                  "(ii) 2,500 shares of the Class A Voting Common Stock,
            par value $0.01 per share, of Buyer, 1,000 shares of Class B Non-Voting Common Stock, par value $0.01 per share, of Buyer and 3,500 shares of Series B Non-Voting Preferred Stock of Buyer."

            (C) The third sentence of Section 1.2 of the Share Purchase Agreement is hereby amended by deleting that portion of the third sentence marked with "(y)" and replacing such portion with the following:
"(y) 2,500 shares of the Class A Voting Common Stock of Buyer, 1,000 shares of Class B Non-Voting Common Stock of Buyer and 3,500 shares of Series B Non-Voting Preferred Stock of Buyer."

            (D) Section 1.3(b)(ii) of the Share Purchase Agreement is hereby amended by deleting that portion of the first sentence marked with "(B)" and replacing such portion with the following:

                  "(B) 2,500 shares of the Class A Voting Common Stock of
            Buyer, 1,000 shares of Class B Non-Voting Common Stock of Buyer and 3,500 shares of Series B Non-Voting Preferred Stock of Buyer."

            (E) Section 1.3(b)(iii) of the Share Purchase Agreement is hereby amended by deleting Section 1.3(b)(iii) in its entirety and replacing such section with the following:

                  "Section 1.3(b)(iii).  Seller, Buyer and each of the other holders of capital stock of Buyer as of the Closing Date shall enter into a shareholders' agreement, which shall contain the terms set forth on Exhibit H (the "Shareholders' Agreement")."

            (F) The introductory clause of Section 1.4(a) of the Share Purchase Agreement which reads "At least three days prior to Closing" is hereby amended by replacing such clause with the following:

            "At the Closing"

            (G) Section 1.6(c)(ii) of the Share Purchase Agreement is hereby amended by deleting and replacing both occurrences of the phrase "common stock" in that portion of the section marked with "(B)" with the following:

            "capital stock"

            (H) Section 2.10 (c) of the Share Purchase Agreement is hereby amended by adding the following language to the beginning of the first sentence therein:

            "Except as set forth on Schedule 2.10(c),"

            (I) The second sentence of Section 3.3(b) of the Share Purchase Agreement is hereby amended by deleting the second sentence of Section 3.3(b) in its entirety and replacing such section with the following:

                  "All certificates representing the Class A Voting Common
            Stock of Buyer, all certificates representing the Class B Non-Voting Common Stock of Buyer and all certificates representing the Series B Non-Voting Preferred Stock of Buyer to be delivered to Seller pursuant to Section 1.3(b)(ii) shall be duly authorized, validly issued, fully paid and non-assessable and free of preemptive (or similar) rights."

            (J) The introductory clause in Section 4.7(d) part "(i)" of the Share Purchase Agreement which states "at least 10 days prior to the Closing Date" is hereby amended by replacing such clause with the following:

            "prior to the Closing Date"

            (K) Insert a new Section 4.7(k) immediately after Section 4.7(j) of the Share Purchase Agreement as follows:

                  "(k) Section 197 Election. With respect to the sale of
            each of the Railcar Subsidiaries pursuant to this Agreement and the corresponding Elections, Seller and the Railcar Subsidiaries shall timely file with the Internal Revenue Service a protective election under Section 197(f)(9)(B)(ii) of the Code (the "Section 197 Election") and shall take all such actions necessary and appropriate (including filing such forms, returns, elections, schedules and other documents as may be required) to perfect the Section 197 Election in accordance with the provisions of the Code and applicable Treasury regulations. Seller shall report the sale of each of the Railcar Subsidiaries pursuant to this Agreement and the corresponding Elections consistent with the Section 197 Election and shall take no position to the contrary thereto in any Tax Return or in any proceeding before any Tax Authority or otherwise."

            (L) Section 4.8 of the Share Purchase Agreement is hereby amended by deleting Section 4.8 in its entirety and replacing it with the following:

            "Section 4.8. Incremental Tax Resulting from the Elections.

            (a) Buyer shall reimburse Seller as provided in this Section 4.8(a) for any incremental Taxes payable by Seller or any of the Railcar Subsidiaries resulting from making the Elections (and any comparable elections under the provisions of state and local tax law) (the "Incremental Taxes") with respect to the taxable year that includes (i) the Closing Date and (ii) if applicable, Seller's receipt of the Contingent Additional Consideration, in each case, "grossed up" to reflect the taxability to Seller of the receipt of any payments pursuant to this
Section 4.8(a). Seller shall provide to Buyer a statement (accompanied by appropriate supporting documentation) calculating in reasonable detail Buyer's reimbursement obligation pursuant to this Section 4.8(a). Buyer shall have no reimbursement obligation pursuant to this Section 4.8(a) until Buyer has received such statement and such supporting documentation. If for any reason Buyer does not agree with Seller's calculation of Buyer's reimbursement obligation pursuant to this Section 4.8(a), Buyer shall notify Seller of its disagreement within ten days of receiving a copy of such statement and such supporting documentation, and such dispute shall be resolved pursuant to the Tax Dispute Resolution Mechanism. If Buyer agrees with Seller's calculation of Buyer's reimbursement obligation, Buyer shall pay to Seller the amount of Buyer's reimbursement obligation at the time specified in Section 4.7(a)(v). Seller shall return to Buyer any amount reimbursed by Buyer pursuant to this Section 4.8(a) to the extent that Seller receives any refunds of any such Incremental Taxes.

            (b) Notwithstanding any other provision of this Agreement to the contrary, (i) Buyer shall be responsible for, and shall indemnify and hold Seller harmless against, any liability for Taxes imposed on Seller or any of the Railcar Subsidiaries resulting from or relating to any transfer of assets from a Railcar Subsidiary to any of its subsidiaries after May 10, 1999 and on or prior to the Closing Date, (ii) Seller and Buyer shall jointly control the resolution of any Tax Claim relating to the indemnification obligation described in subclause (i) hereof, and (iii) any indemnity payments made pursuant to this Section 4.8(b) shall be "grossed up" to reflect the taxability to Seller of the receipt of any such payments."

            (M) Insert new Sections 4.15, 4.16 and 4.17 immediately after
Section 4.14 of the Share Purchase Agreement as follows:

            "Section 4.15. Payment of Contingent Additional Consideration. Upon the occurrence of any Triggering Event, if the payment by Buyer to Seller of the Contingent Additional Consideration is restricted under the terms of the Senior Secured Debt and the Senior Notes, then Buyer shall either obtain the consent from all parties necessary to make such payment or use its best efforts to replace or refinance the Senior Secured Debt and the Senior Notes such that the payment is permitted.

            "Section 4.16. Operating Leases. Immediately after Closing, Buyer shall use its best efforts to release Seller of its obligations and substitute Buyer under the following operating leases: (i) the Bankers Direct Leasing Agreement and (ii) the GECC Leasing Agreement."

            "Section 4.17. Transitional Services Agreement. Buyer shall enter into a transitional services agreement containing customary terms with Seller providing for the hourly services of Kelly Bodway based on an allocable portion of total employment cost."

            (N) Section 5.3 of the Share Purchase Agreement is hereby amended by deleting the first sentence in its entirety and replacing such sentence with the following language:

                  "As soon as practicable following the Closing Date, Buyer
            shall establish defined benefit pension plans for the Railcar Subsidiaries' employees who participated in such plans sponsored by Railcar Subsidiaries."

            (O) Section 5.4(b) of the Share Purchase Agreement is hereby amended by deleting the second sentence in its entirety and replacing such sentence with the following language:

                  "As soon as practicable after assuming sponsorship of the
            Johnstown Savings Plan, Seller will spinoff from the Johnstown Savings Plan a new plan (the "New Johnstown Savings Plan") which will contain the account balances of all Railcar Subsidiaries employees who are participants in the Johnstown Savings Plan on the date of the spinoff."

            (P) Section 6.2 of the Share Purchase Agreement is hereby amended by adding a new subsection (d) as follows:

                  "(d) Seller shall have received the consideration
            provided for in that certain securities purchase agreement dated as of June 3, 1999."

           (Q) Insert a new definition immediately following "Rules" in the Share Purchase Agreement as follows:

                  "Section 197 Election" shall have the meaning set forth
            in Section 4.7(k)."

            (R) Schedule 2.5 of the Share Purchase Agreement is hereby amended by adding the items set forth on the Addition to Schedule 2.5 attached hereto.

            (S) Schedule 2.8 of the Share Purchase Agreement is hereby amended by adding the items set forth on the Addition to Schedule 2.8 attached hereto.

            (T) Schedule 2. 10 of the Share Purchase Agreement is hereby amended by adding the items set forth on the Addition to Schedule 2.10 attached hereto.

            (U) Schedule 2.12 of the Share Purchase Agreement is hereby amended by deleting "none" and adding the items set forth on the Addition to Schedule 2.12 attached hereto.

            (V) Schedule 2.14 of the Share Purchase Agreement is hereby amended by deleting "none" and adding the items set forth on the Addition to Schedule 2.14 attached hereto.

            (W) Schedule 2.16 of the Share Purchase Agreement is hereby amended by adding the items set forth on the Addition to Schedule 2.16 attached hereto.

            (X) Schedule 2.17 of the Share Purchase Agreement is hereby amended by adding the items set forth on the Addition to Schedule 2.17 attached hereto.

            (Y) Schedule 2.21 of the Share Purchase Agreement is hereby amended by adding the items set forth on the Addition to Schedule 2.21 attached hereto.

            (Z) Exhibit D of the Share Purchase Agreement is hereby amended by deleting Exhibit D in its entirety and replacing it with Exhibit D attached hereto.

            (AA) Exhibit I of the Share Purchase Agreement is hereby amended by deleting Exhibit I in its entirety and replacing it with Exhibit I attached hereto.

            (BB) Exhibit J of the Share Purchase Agreement is hereby amended by deleting Exhibit J in its entirety and replacing it with Exhibit J attached hereto.

      3. Governing Law. This Amendment shall be governed by and construed in accordance with the internal laws of Delaware applicable to contracts made herein.

      4. Counterparts. This Amendment may be executed in counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same Amendment.

            IN WITNESS WHEREOF, the parties hereto have caused their duly authorized officers to execute and deliver this Amendment as of the date first above written.

                        JOHNSTOWN AMERICA INDUSTRIES, INC.


                        By:/s/ Kenneth M. Tallering
                           __________________________________
                           Name:  Kenneth M. Tallering
                           Title: Vice President, Secretary and
                                  General Counsel


                         RABBIT HILL HOLDINGS, INC.


                        By: /s/ Camillo Santomero, III
                            __________________________________
                           Name:  Camillo Santomero, III
                           Title: President